Exhibit 99.1

NOTICE OF REDEMPTION
Floating Rate Senior Notes due 2015 of
CPI International, Inc.

CUSIP No. 12618MAB6*:

NOTICE IS HEREBY GIVEN, pursuant to Section 3.03 of the Indenture (the “Indenture”), dated as of February 22, 2005, by and between CPI International, Inc., a Delaware corporation, (the “Company”), and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), pertaining to the Company’s Floating Rate Senior Notes due 2015 (the “Notes”), that the Company has elected to redeem an aggregate principal amount of $19,825,000 of the outstanding Notes.  Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Indenture.  The terms of the redemption shall be as follows:

a)             The redemption date will be September 5, 2007 (the “Redemption Date”).

b)            The redemption price will be equal to $1,030.00 per $1,000.00 principal amount of Notes (the “Redemption Price”). Holders of redeemed Notes will also be paid $10.448 per $1,000.00 principal amount of Notes redeemed representing accrued and unpaid interest thereon to, but excluding, the Redemption Date.

c)             To collect the Redemption Price, the Notes must be surrendered to the Paying Agent (which is also the Trustee) at the following addresses:

BY HAND	BY MAIL

The Bank of New York	The Bank of New York,
111 Sanders Creek Parkway	P.O. Box 396,
East Syracuse, NY 13057	East Syracuse, NY 13057,
Attn: Corporate Trust Operations	Attn: Corporate Trust Operations

For Notes surrendered by mail, the use of registered or certified mail is suggested.

d)            Unless the Company defaults in making the redemption payment, interest on the Notes called for redemption will cease to accrue on and after the Redemption Date.  The only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed.

e)             After the Redemption Date, upon surrender and cancellation of any Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion shall be issued.

f)             After redemption of the Notes described herein, the aggregate principal amount of Notes outstanding will be $22,000,000.

g)            The Notes are being redeemed pursuant to Section 5 of the Notes.

HOLDERS SHOULD CAREFULLY REVIEW THE ATTACHED INSTRUCTIONS FOR SURRENDERING NOTES FOR REDEMPTION.

* The Trustee is not responsible for the selection or use of the CUSIP number, and no representation is made as to the correctness of the CUSIP number set forth above or printed on the Notes.  The CUSIP number set forth above is included solely for the convenience of the holders of Notes.

CPI INTERNATIONAL, INC.
Issuer

This Notice of Redemption is dated August 6, 2007.